Registration Statement No. 333-264388

Filed Pursuant to Rule 433

Pricing Term Sheet

Dated January 22, 2025

Bank of Montreal

US$1,050,000,000

Senior Medium-Term Notes, Series H

consisting of

US$750,000,000 5.004% Fixed/Floating Rate Senior Notes due 2029

US$300,000,000 Floating Rate Notes due 2029

Part A: US$750,000,000 5.004% Fixed/Floating Rate Senior Notes due 2029

Issuer:	Bank of Montreal (the “Bank”)

Title of Securities:	5.004% Fixed/Floating Rate Senior Notes due 2029 (the “Fixed/Floating Rate Notes”)

Aggregate Principal Amount Offered:	US$750,000,000

Maturity Date:	January 27, 2029

Price to Public:	100.000%, plus accrued interest, if any, from January 27, 2025

Underwriting Commission:	0.250% per Fixed/Floating Rate Note

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$748,125,000

Interest Rate:

From, and including, January 27, 2025 to, but excluding, January 27, 2028 (the “Fixed Rate Period”), the Fixed/Floating Rate Notes will bear interest at a fixed rate of 5.004% per year.

From, and including, January 27, 2028 to, but excluding, January 27, 2029 (the “Fixed/Floating Rate Notes Floating Rate Period”), the Fixed/Floating Rate Notes will bear interest at a rate equal to the Base Rate plus the Margin.

Base Rate:	Compounded SOFR (determined with respect to each quarterly interest period using the SOFR Index) (as defined in the pricing supplement to which this offering of Fixed/Floating Rate Notes relates) in accordance with the specific formula described under “Specific Terms of the Notes—Secured Overnight Financing Rate and the SOFR Index” in the pricing supplement.

Margin:	86 basis points

Interest Payment Dates:	During the Fixed Rate Period, January 27 and July 27 of each year, beginning on July 27, 2025 (each, a “Fixed Rate Interest Payment Date”).

During the Fixed/Floating Rate Notes Floating Rate Period, April 27, 2028, July 27, 2028, October 27, 2028 and the maturity date (each, a “Fixed/Floating Rate Notes Floating Rate Interest Payment Date”).

Regular Record Dates:

During the Fixed Rate Period, January 12 and July 12 preceding each Fixed Rate Interest Payment Date, whether or not a business day.

During the Fixed/Floating Rate Notes Floating Rate Period, close of business on the day immediately preceding each Fixed/Floating Rate Notes Floating Rate Interest Payment Date, whether or not a business day (or, if the Fixed/Floating Rate Notes are held in definitive form, the 15th calendar day preceding that Fixed/Floating Rate Notes Floating Rate Interest Payment Date, whether or not a business day).

Benchmark Treasury:	UST 4.250% due January 15, 2028

Benchmark Treasury Yield:	4.334%

Spread to Benchmark Treasury:	T + 67 basis points

Re-offer Yield:	5.004%

Interest Period:	With respect to the Fixed/Floating Rate Notes Floating Rate Period, the period commencing on any Fixed/Floating Rate Notes Floating Rate Interest Payment Date (or, with respect to the initial interest period only, commencing on January 27, 2028) to, but excluding, the next succeeding Fixed/Floating Rate Notes Floating Rate Interest Payment Date, and in the case of the last such period, from, and including, the Fixed/Floating Rate Notes Floating Rate Interest Payment Date immediately preceding the maturity date (or the redemption date) to, but excluding such maturity date (or such redemption date).

Interest Payment Determination Dates:	The date two U.S. Government Securities Business Days before each Fixed/Floating Rate Notes Floating Rate Interest Payment Date (or, in the case of the final interest period of the Fixed/Floating Rate Notes, the stated maturity date of the Fixed/Floating Rate Notes or, if the Bank elects to redeem in whole or in part the Fixed/Floating Rate Notes, the redemption date for such Fixed/Floating Rate Notes).

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Day Count:	Actual/360

Day Count Convention:	If any Fixed Rate Interest Payment Date or any redemption date, falls on a day that is not a business day for the Fixed/Floating Rate Notes, the Bank will postpone the making of such interest or principal payments to the next succeeding business day (and no interest will be paid in respect of the delay).

If any Fixed/Floating Rate Notes Floating Rate Interest Payment Date falls on a day that is not a business day for the Fixed/Floating Rate Notes, the Bank will postpone the making of such interest or principal payment to the next succeeding business day (and interest thereon will continue to accrue to, but excluding such succeeding business day), unless the next succeeding business day is in the next succeeding calendar month, in which case such Fixed/Floating Rate Notes Floating Rate Interest Payment Date shall be the immediately preceding business day and interest shall accrue to, but excluding such preceding business day. If the maturity date or a redemption date for the Fixed/Floating Rate Notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless the Bank fails to make payment on such next succeeding business day.

Calculation Agent:	BMO Capital Markets Corp.

Trade Date:	January 22, 2025

Settlement Date:	January 27, 2025; T+3

Optional Redemption:

In addition to the tax redemption described below, the Bank may redeem the Fixed/Floating Rate Notes in three situations:

First, prior to January 27, 2028 (one year prior to the maturity date) (the “Par Call Date”), the Bank (or its successor) may redeem the Fixed/Floating Rate Notes, at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Fixed/Floating Rate Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined for the Fixed/Floating Rate Notes in the pricing supplement to which this offering of Fixed/Floating Rate Notes relates) plus 15 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Fixed/Floating Rate Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

Second, on the Par Call Date, the Bank (or its successor) may redeem the Fixed/Floating Rate Notes at its option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Fixed/Floating Rate Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Third, on or after December 28, 2028 (30 days prior to the maturity date), the Bank (or its successor) may redeem the Fixed/Floating Rate Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Fixed/Floating Rate Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Taxation Redemption:	The Fixed/Floating Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Canadian Bail-in Powers Acknowledgement:	Yes. The Fixed/Floating Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP:	06368M JG0

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. BNP Paribas Securities Corp. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Natixis Securities Americas LLC Santander US Capital Markets LLC

Co-Managers:

CIBC World Markets Corp.

Commonwealth Bank of Australia

Desjardins Securities Inc.

National Bank of Canada Financial Inc.

Nomura Securities International, Inc.

Blaylock Van, LLC

Independence Point Securities LLC

Part B: US$300,000,000 Floating Rate Notes due 2029

Issuer:	Bank of Montreal (the “Bank”)

Title of Securities:	Floating Rate Notes due 2029 (the “Floating Rate Notes”)

Aggregate Principal Amount Offered:	US$300,000,000

Maturity Date:	January 27, 2029

Price to Public:	100.000%, plus accrued interest, if any, from January 27, 2025

Underwriting Commission:	0.250% per Floating Rate Note

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$299,250,000

Interest Rate:	The interest rate on the Floating Rate Notes for each interest period will be equal to the Base Rate plus the Margin.

Base Rate:	Compounded SOFR (determined with respect to each quarterly interest period using the SOFR Index) (as defined in the pricing supplement to which this offering of Floating Rate Notes relates) in accordance with the specific formula described under “Specific Terms of the Notes—Secured Overnight Financing Rate and the SOFR Index” in the pricing supplement.

Margin:	86 basis points

Interest Payment Dates:	January 27, April 27, July 27 and October 27 of each year, beginning on April 27, 2025 (each, a “Floating Rate Notes Interest Payment Date”).

Regular Record Dates:	Close of business on the day immediately preceding each Floating Rate Notes Interest Payment Date, whether or not a business day (or, if the Floating Rate Notes are held in definitive form, the 15th calendar day preceding that Floating Rate Notes Interest Payment Date, whether or not a business day).

Interest Period:	The period commencing on any Floating Rate Notes Interest Payment Date (or, with respect to the initial interest period only, commencing on January 27, 2025) to, but excluding, the next succeeding Floating Rate Notes Interest Payment Date, and in the case of the last such period, from, and including, the Floating Rate Notes Interest Payment Date immediately preceding the maturity date (or the redemption date) to, but excluding such maturity date (or such redemption date).

Interest Payment Determination Dates:	The date two U.S. Government Securities Business Days before each Floating Rate Notes Interest Payment Date (or, in the case of the final interest period of the Floating Rate Notes, the stated maturity date of the Floating Rate Notes or, if the Bank elects to redeem in whole or in part the Floating Rate Notes, the redemption date for such Floating Rate Notes).

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Day Count:	Actual/360

Day Count Convention:	If any Floating Rate Notes Interest Payment Date falls on a day that is not a business day for the Floating Rate Notes, the Bank will postpone the making of such interest or principal payment to the next succeeding business day (and interest thereon will continue to accrue to, but excluding such succeeding business day), unless the next succeeding business day is in the next succeeding calendar month, in which case such Floating Rate Notes Interest Payment Date shall be the immediately preceding business day and interest shall accrue to, but excluding such preceding business day. If the maturity date or a redemption date for the Floating Rate Notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless the Bank fails to make payment on such next succeeding business day.

Calculation Agent:	BMO Capital Markets Corp.

Trade Date:	January 22, 2025

Settlement Date:	January 27, 2025; T+3

Optional Redemption:

In addition to the tax redemption described below, the Bank may redeem the Floating Rate Notes in two situations:

First, on January 27, 2028 (one year prior to the maturity date), the Bank (or its successor) may redeem the Floating Rate Notes at its option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Floating Rate Notes to be redeemed plus accrued and unpaid interest thereon to the redemption date.

Second, on or after December 28, 2028 (30 days prior to the maturity date), the Bank (or its successor) may redeem the Floating Rate Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Floating Rate Notes to be redeemed plus accrued and unpaid interest thereon to the redemption date.

Taxation Redemption:	The Floating Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Canadian Bail-in Powers Acknowledgement:	Yes. The Floating Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP:	06368M JH8

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. BNP Paribas Securities Corp. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Natixis Securities Americas LLC Santander US Capital Markets LLC

Co-Managers:

CIBC World Markets Corp.

Commonwealth Bank of Australia

Desjardins Securities Inc.

National Bank of Canada Financial Inc.

Nomura Securities International, Inc.

Blaylock Van, LLC

Independence Point Securities LLC

The Fixed/Floating Rate Notes and the Floating Rate Notes (together, the “Notes”) are bail-inable debt securities (as defined in the prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes more than one business day prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in three business days (T+3), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Certain of the underwriters may not be U.S. registered broker dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of the Financial Industry Regulatory Authority, Inc.

The Bank has filed a registration statement (File No. 333-264388) (including a pricing supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any underwriter or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request them by calling BMO Capital Markets Corp. toll-free at 1-888-200-0266, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Natixis Securities Americas LLC collect at 212-698-3108 or Santander US Capital Markets LLC toll-free at 1-855-403-3636.